Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT

Executes Three New Leases at 123 William Street

New York, New York, November 29, 2017 – American Realty Capital New York City REIT, Inc. (“NYCR” or the “Company”), a public non-traded real estate investment trust (“REIT”), announced today that it has entered into three new leases totaling approximately 67,000 square feet at 123 William Street in Manhattan.

NYCR entered into a 20-year, 40,610 square foot, office lease with The New York City Department of Citywide Administrative Services (“DCAS”) for two full floors in the building. The New York City Department of Youth Andy Lei Community Development will occupy both floors. In connection with arranging this office lease, NYCR was represented by CBRE and DCAS was represented by Cushman & Wakefield.

NYCR also entered into a 10-year, 23,429 square foot, office lease with Knotel for one full floor in the building. Knotel is a real estate company that runs a network of custom locations that provides modern businesses with adaptable headquarters. Knotel anticipates fully occupying the space by mid-2018. In connection with arranging this office lease, NYCR was represented by CBRE and Knotel was represented by Skylight Leasing.

Additionally, NYCR entered into a 10-year, 2,998 square foot, retail lease with I Love Kickboxing for retail space in the building. I Love Kickboxing is a franchise-operated chain of kickboxing studios and training facilities. In connection with arranging this retail lease, NYCR was represented by CBRE and I Love Kickboxing was represented by Prime Manhattan Realty.

Chief Executive Officer Michael Weil commented, “We are excited to execute these new leases at 123 William Street with more high-quality tenants in The City of New York, Knotel and I Love Kickboxing. We believe the property’s diverse tenant roster speaks directly to the desirability of the building and strength of the location.”

Giving effect to the signing of these three leases, the building will be approximately 97% leased and the Company continues to see strong leasing activity for the remaining office space.

About NYCR

American Realty Capital New York City REIT, Inc. seeks to provide its investors with a combination of current income and capital appreciation through strategic investments in high-quality commercial real estate located within the five boroughs of New York City, particularly Manhattan. NYCR elected and qualified as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

About Knotel

Knotel runs a network of custom locations with adaptable environments and on-demand headquarters that cater to modern business needs. With almost 600k square feet in New York City and its first location in San Francisco, Knotel is the leader in flexible office for established companies. For more information, check out www.Knotel.com.

About iLoveKickboxing

Founded in 2009, iLoveKickboxing has taken the franchise industry by storm. With over 200 open locations and another 800+ sold and in various stages of development, ILKB has spread it's fat-burning and muscle-toning kickboxing workouts all over the US as well as in Canada and Peru. Being in the membership based business for over 25 years, Founder and CEO Michael Parrella envisioned a brand that not only focused on fitness and fat-loss but also included elements of friendship, community and camaraderie which keeps members coming back for more than just the workout. Today, that culture continues to grow, the workouts have been perfected (both scientifically and for what people enjoy), and ILKB as a whole keeps getting better and better. For more information, please visit www.myilovekickboxing.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts

Katie Kurtz Chief Financial Officer American Realty Capital New York City REIT, Inc. (212) 415-6500	Investor Relations info@ar-global.com (866) 902-0063